Exhibit 4(c)
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of April 22, 2008, is made between Synaptics Incorporated, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), at the direction of the Company.
Recitals
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of August 15, 2002 (the “Agreement”);
     WHEREAS, the Company, pursuant to Section 27 of the Agreement, desires to amend the Agreement;
     WHEREAS, this Amendment does not change the Redemption Price; and
     WHEREAS, pursuant to Section 27 of the Agreement, the Company has delivered a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Agreement and the Company has further directed the Rights Agent to join in this Amendment.
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements set forth in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:
Agreement
     1. Amendment to Section 1(a). The text of subsection (a) of Section 1 of the Rights Agreement is deleted in its entirety, and the following is inserted in lieu thereof:
“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) an Exempt Person (as such term is hereinafter defined) or (ii) any Person who or which shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by virtue of a purchase or purchases made on a national securities exchange in reliance upon information set forth in a quarterly or an annual report filed by the Company with the Securities and Exchange Commission unless and until such time as such Person shall, after such purchase or purchases, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an “Acquiring Person” inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person”, (ii) if, as of the date of this Agreement or prior to the first public announcement of the adoption of this Agreement, any Person is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, and (iii) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then outstanding. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date hereof.”
     2. Effectiveness. This Amendment shall, pursuant to Section 27 of the Agreement, become effective immediately upon execution of this Amendment by the Company on the date first above written, whether or not also executed by the Rights Agent.
     3. Effectiveness of Agreement. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect, and all references to the Agreement from and after such time shall be deemed to be references to the Agreement as amended hereby.
     4. Severability. The parties intend that this Amendment be enforced and interpreted as written. If, however, any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
     5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
     6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     7. Descriptive Headings. Descriptive headings of the several sections, subsections, and provisions of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning, interpretation, or construction of any of the terms or provisions hereof.
     8. Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SYNAPTICS INCORPORATED

By:	/s/ Francis F. Lee
Name:	Francis F. Lee
Title:	President & Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

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